Exhibit 10.1

EXECUTION VERSION

364-DAY CREDIT AGREEMENT

dated as of

March 7, 2008

among

WABCO HOLDINGS INC.

The Borrowing Subsidiaries Party Hereto

The Lenders Party Hereto

and

ABN AMRO BANK N.V.,

as Administrative Agent,

ABN AMRO BANK INC.

As Sole Lead Arranger and Sole Bookrunner

	ARTICLE VII

	Events of Default

	ARTICLE VIII

	The Agents

	ARTICLE IX

	Guarantee

	ARTICLE X

	Miscellaneous

SECTION 10.01.	Notices	54
SECTION 10.02.	Waivers; Amendments	54
SECTION 10.03.	Expenses; Indemnity; Damage Waiver	56
SECTION 10.04.	Successors and Assigns	58
SECTION 10.05.	Survival	61
SECTION 10.06.	Counterparts; Integration; Effectiveness	62
SECTION 10.07.	Severability	62
SECTION 10.08.	Right of Setoff	62
SECTION 10.09.	Governing Law; Jurisdiction; Consent to Service of Process	62
SECTION 10.10.	WAIVER OF JURY TRIAL	63
SECTION 10.11.	Headings	63
SECTION 10.12.	Confidentiality	64
SECTION 10.13.	Interest Rate Limitation	64
SECTION 10.14.	Conversion of Currencies	65
SECTION 10.15.	Termination of Certain Covenants	65
SECTION 10.16.	USA Patriot Act	65

SCHEDULES

Schedule 2.01	—	Commitments
Schedule 2.18	—	Payment Accounts
Schedule 3.10	—	Environmental Matters
Schedule 6.01	—	Existing Liens
Schedule 6.02	—	Existing Subsidiary Indebtedness

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Borrowing Subsidiary Agreement
Exhibit B-2	—	Form of Borrowing Subsidiary Termination
Exhibit C	—	Reserve Costs
Exhibit D	—	Form of Opinion of McDermott Will & Emery LLP, Counsel for the Borrowers
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Note

v

364-DAY CREDIT AGREEMENT dated as of March 7, 2008, among WABCO HOLDINGS INC., a Delaware corporation (the “Company”); the BORROWING SUBSIDIARIES from time to time party hereto (the “Borrowing Subsidiaries”, and, together with the Company, the “Borrowers”); the LENDERS from time to time party hereto; and ABN AMRO BANK N.V., as Administrative Agent.

The Borrowers have requested the Lenders (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) to extend credit in the form of Loans in Euro in an aggregate principal amount at any one time outstanding not in excess of €100,000,000. The proceeds of Borrowings hereunder are to be used for working capital, for general corporate purposes and to pay the EC Judgment.

The Lenders are willing to establish the credit facilities referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABNAMRO” means ABN AMRO BANK N.V. and its successors.

“Administrative Agent” means ABNAMRO, in its capacity as administrative agent for the Lenders hereunder, or any successor thereto appointed in accordance with Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement Currency” has the meaning assigned to such term in Section 10.14(b).

“Applicable Creditor” has the meaning assigned to such term in Section 10.14(b).

“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Loan or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Spread” or “Facility Fee Rate”, as the case may be, based upon the Leverage Ratio as of the most recent determination date:

Leverage Ratio	Spread	Facility Fee
Category 1 Less than 1.75:1.00	0.400%	0.100%

Category 2 greater than or equal to 1.75:1.00 and less than 2.25:1.00	0.490%	0.110%

Category 3 greater than or equal to 2.25:1.00 and less than or equal to 2.75:1.00	0.550%	0.125%

Category 4 Greater than 2.75:1.00	0.650%	0.150%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Company’s fiscal year based on the Company’s consolidated financial statements delivered pursuant to Section 5.05(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the first Business Day following the date of delivery to the Administrative Agent of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, (i) until the Company shall have delivered the financial statements and certificate required under Section 5.05(a) and (c) for the fiscal year ended December 31, 2007, the “Applicable Rate” shall, except as provided in clause (ii) of this sentence, be determined by reference to Category 2, and (ii) the Leverage Ratio shall be deemed to be in Category 4 (A) on any date when an Event of Default has occurred and is continuing and (B) at the option of the Administrative Agent or at the request of the Required Lenders, if the Company fails to deliver any consolidated financial statements required to be delivered by it pursuant to Section 5.05(a) or (b), during the period from the last day on which such statements are permitted to be delivered in conformity with Section 5.05(a) or (b), as applicable, until the date on which such consolidated financial statements are delivered.

“ASCI” means American Standard Companies Inc., a Delaware corporation, which prior to the consummation of the Spin-Off, owned all of the Equity Interests in the Company.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Belgian Borrowing Subsidiary” means a Borrowing Subsidiary that is organized under the laws of Belgium or any political subdivision thereof.

“Belgian Lending Office” means, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans to the Belgian Borrowing Subsidiaries.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Borrowing Subsidiary.

“Borrower Agent” means the Company, which for convenience shall act on behalf of the Borrowers for purposes of giving and receiving certain notices and taking certain other actions as more fully set forth herein.

“Borrowing” means Loans made, converted or continued on the same date and, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary” means, at any time, each of the Subsidiaries that (a) is named on the signature pages to this Agreement or (b) has been designated as a Borrowing Subsidiary by the Borrower Agent pursuant to Section 2.20, other than any such Subsidiary that has ceased to be a Borrowing Subsidiary as provided in Section 2.20.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit B-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit B-2.

“Business Day” means any day that is not a Saturday or a Sunday; and also shall exclude any day on which banks are not open for dealings in deposits in Euro in the London interbank market; provided the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euro.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP applied on a consistent basis and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP applied on a consistent basis.

“Cash Pooling Arrangement” means an arrangement among a single depository institution and two or more Non-US Subsidiaries involving the pooling of cash deposits by such Non-US Subsidiaries for cash management purposes.

A “Change in Control” shall be deemed to have occurred if at any time (a) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended, or the rules of the SEC thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC) of Equity Interests representing 50% or more in voting power of the outstanding Voting Stock of the Company or (b) a majority of the Board of Directors of the Company shall at any time not consist of (i) individuals who shall have been members of the Board of Directors of the Company on the Effective Date and (ii) individuals whose nomination or election to such Board of Directors shall have been recommended or approved by a vote of a majority of the members of such Board of Directors described in the preceding clause (i) or in this clause (ii).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender, or by any lending or issuing office of such Lender or by such Lender’s holding company, if any, with any request, guideline or directive of any Governmental Authority made or issued after the date of this Agreement, to the extent such request, guideline or directive has the force of law or is of a type generally complied with by financial institutions under the jurisdiction of such Governmental Authority.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans pursuant to Section 2.01(a), expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Commitments on the date hereof is €100,000,000.

“Company” has the meaning assigned to such term in the heading of this Agreement.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Net Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary or non-recurring non-cash charges for such period related to plant closings or other restructurings of operations or to the writedown of assets, (v) fees and expenses incurred in connection with the consummation of the Spin-Off in an aggregate amount not to exceed US$75,000,000, and (vi) cash payments or reserves for such period in respect of the EC Matter and minus (b) without duplication and to the extent not deducted in determining such Consolidated Net Income, (i) extraordinary gains for such period and (ii) any amounts paid in cash in respect of extraordinary or non-recurring non-cash charges during any earlier period related to plant closings or other restructurings of operations or to the writedown of assets, all determined on a consolidated basis in accordance with GAAP; provided that for any period including a fiscal quarter during which an acquisition or a divestiture was consummated outside of the ordinary course of business, Consolidated EBITDA and the components thereof shall be determined on a pro forma basis as if such acquisition or divestiture, as the case may be, had occurred at the beginning of such period; provided further that for purposes of determining Consolidated EBITDA for any period that includes any fiscal quarter ended prior to the date of the consummation of the Spin-Off, Consolidated EBITDA for such fiscal quarter shall be determined on the same basis as the financial statements of the Company set forth in the Form 10 were prepared.

“Consolidated Liquidity” means, on any date, the sum of (a) the aggregate amount of unused Commitments under this Agreement and under the Five-Year Agreement plus the aggregate amount of unused commitments under any other committed credit facilities then available to (x) the Company or (y) its Subsidiaries so long as the Company is also a borrower thereunder, in each case on such date and (b) the difference between (i) the aggregate amount of Unrestricted Cash and Cash Equivalents owned by the Company and its Subsidiaries on such date, excluding, however, all cash and cash equivalents subject to agreements or other arrangements that restrict the use of such cash and cash equivalents in the business of the Company and its Subsidiaries and (ii) an amount equal to the aggregate Taxes that would become payable by the Company and its Subsidiaries in the event such Unrestricted Cash and Cash Equivalents were repatriated to the Company or a Subsidiary that is a US Person on such date, as estimated in good faith by the Company and certified by a Financial Officer of the Company to the Administrative Agent.

“Consolidated Net Income” means, with respect to any Person, for any period, the net income or loss of such Person and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Indebtedness” means, on any date, (a) Consolidated Total Debt minus (b) the amount by which Unrestricted Cash and Cash Equivalents exceeds US$100,000,000; provided that in no event shall the amount subtracted pursuant to this clause (b) exceed US$100,000,000.

“Consolidated Net Interest Expense” means, with respect to any Person, for any period for which such amount is being determined, (a) total interest expense (including that properly attributable to Capital Leases in accordance with GAAP and amortization of debt discount and debt issuance costs) of such Person and its consolidated Subsidiaries, including all capitalized interest, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financings and net costs under interest rate protection agreements (including amortization of discount) minus (b) total interest income of such Person and its consolidated subsidiaries, all as determined on a consolidated basis in accordance with GAAP and, to the extent Consolidated EBITDA for any period is determined on a pro forma basis to reflect an acquisition or divestiture out of the ordinary course of business, Consolidated Net Interest Expense shall be calculated on a pro forma basis as if such acquisition or divestiture, as the case may be, had occurred at the beginning of such period; provided that for purposes of determining Consolidated Net Interest Expense for any period that includes any fiscal quarter ended prior to the date of the consummation of the Spin-Off, Consolidated Net Interest Expense for such fiscal quarter shall be determined on the same basis as the financial statements of the Company set forth in the Form 10 were prepared.

“Consolidated Net Tangible Assets” means, with respect to any Person, the aggregate amount of assets of such Person (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all current liabilities (other than Borrowings under this Agreement or current maturities of long-term Indebtedness), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of such Person and its consolidated Subsidiaries and computed in accordance with GAAP.

“Consolidated Total Assets” means, with respect to any Person, the aggregate amount of assets of such Person (less applicable reserves and other properly deductible items).

“Consolidated Total Debt” means, for any Person, all Indebtedness of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control that, together with the Company or any of the Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Covenant Termination Date” means the first date after the first anniversary of the Effective Date (as defined in the Five-Year Agreement) that is the last day of a fiscal quarter of the Company and on which the Leverage Ratio shall not exceed 1.50:1.00.

“Credit Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, and each promissory note delivered pursuant to this Agreement, as such documents may be amended, modified, supplemented or restated from time to time.

“Credit Exposure” means, at any time, the aggregate principal amount of the Loans outstanding at such time. The Credit Exposure of any Lender at any time shall be such Lender’s Applicable Percentage of the total Credit Exposure at such time.

“Credit Parties” means the Company and each Borrowing Subsidiary.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would become an Event of Default.

“Determination Date” has the meaning assigned to such term in Section 6.07.

“EC Judgment” has the meaning assigned to such term in Section 5.05(g).

“EC Matter” has the meaning assigned to such term in Section 3.12.

“EC Payment Date” means, with respect to any payment, posting of a bond or issuance of a letter of credit, in each case in respect of any EC Judgment, the earlier to occur of (a) a date, if any, that the Company and/or any of its Subsidiaries pays all or any portion of such EC Judgment, or causes a bond or letter of credit to be posted or issued on its behalf with respect to, such EC Judgment and (b) a date that is the expiration of any period during which Company and/or any of its Subsidiaries is required to pay all or any portion of such EC Judgment, or to cause a bond or letter of credit to be posted or issued on its behalf with respect to such EC Judgment.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all federal, state, local and foreign statutes, laws (including common law), regulations, ordinances, judgments, permits and other governmental rules or restrictions relating to human health, safety (including occupational safety and health standards), and protection of the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into the environment, including ambient air, surface or ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the cleanup or other remediation thereof.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Laws, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.

“ERISA” has the meaning assigned to such term in Section 3.09.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (a) income, franchise or similar taxes (i) imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) imposed as a result of a present or former connection between such recipient and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such recipient’s having executed, delivered or performed its obligations or received a payment under, or enforced, any Credit Document), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of any Lender, any withholding tax imposed by the United Kingdom (or any political subdivision thereof) that is in effect and would apply (assuming the taking by the applicable Borrower of all actions necessary in order for any available exemption from such tax to be effective) to amounts payable by a UK Borrowing Subsidiary from an office within the United Kingdom to a UK Lending Office of such Lender at the time such Lender becomes a Lender under this Agreement (or designates such UK Lending Office), (d) in the case of any Lender, any withholding tax imposed by Belgium (or any political subdivision thereof) that is in effect and would apply (assuming the taking by the applicable Borrower of all actions necessary in order for any available exemption from such tax to be effective) to amounts payable by a Belgian Borrowing Subsidiary from an office within Belgium to a Belgian Lending Office of such Lender at the time such Lender becomes a Lender under this Agreement (or designates such Belgian Lending Office), and (e) in the case of any Lender, any withholding tax that is attributable to such Lender’s failure to comply with Section 2.17(e); provided that in the case of clauses (c) and (d) above, no withholding tax shall be an Excluded Tax if and to the extent that a Lender (or its assignor, if any) shall have been entitled, at the time it designates a new lending office (or at the time it acquires any rights hereunder by assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.17.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Company.

“Five-Year Agreement” means the Five-Year Credit Agreement dated as of May 31, 2007, among the Company, the borrowing subsidiaries party thereto, the lenders party thereto and JPMorgan Bank, N.A., as Administrative Agent.

“Foreign Lender” means, as to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Form 10” means the Form 10 filed by the Company with the Securities and Exchange Commission on February 26, 2007 relating to the Spin-Off and any amendments thereto.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any person means any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business. The amount of any Guarantee shall be deemed to equal the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder); provided, however, that the amount of any Guarantee that, by its terms, limits the amount payable thereunder to a stated or determinable amount shall not exceed such stated or determinable amount.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Laws.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, currency swap agreement or other interest or currency exchange rate hedging arrangement. The “principal amount” of any Hedging Agreement of the Company or any Subsidiary at any time shall be deemed to be the aggregate amount at such time of the payments that would be required to be made by the Company or such Subsidiary in the event of any early termination at such time of such Hedging Agreement.

“Incur” means create, incur, assume, Guarantee or otherwise become responsible for, and “Incurred” and “Incurrence” shall have correlative meanings.

“Indebtedness” of any person means, without duplication, (a) all obligations of such person for money borrowed or raised (excluding all Securitization Transactions that are accounted for as true sales of accounts receivable and not as liabilities on the consolidated balance sheets of the Company, but including Securitization Transactions accounted for as liabilities on the consolidated balance sheets of the Company), (b) all obligations of such person (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property or services which would appear as liabilities on a balance sheet of such person, (c) all Capital Lease Obligations of such person, (d) all Guarantees by such person of obligations of others that otherwise constitute Indebtedness and (e) all obligations (contingent or otherwise) of such person as an account party in respect of letters of credit issued to secure payment obligations that otherwise constitute Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six, or, if available from time to time from all of the Lenders, twelve months thereafter, as the applicable Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter, shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Judgment Currency” has the meaning assigned to such term in Section 10.14(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, at any date that is the last day of any fiscal quarter, the ratio of (a) Consolidated Net Indebtedness on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on such date.

“LIBO Rate” means, with respect to any Borrowing for any Interest Period, (a) the rate per annum appearing under the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing at approximately 11:00 a.m., Brussels time, on the Quotation Day for such Interest Period, as reflected on the applicable Telerate screen page, for a period equal to such Interest Period (or, if an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by ABNAMRO at approximately 11:00 a.m., Brussels time, on the Quotation Day for such Interest Period), multiplied by (b) the Statutory Reserve Rate applicable to such Borrowing.

“Liquidity Determination Date” means a date which is four Business Days prior to any EC Payment Date.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to Section 2.01(a) of this Agreement.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means any event or condition not disclosed in writing to the Lenders or in the Form 10, in each case prior to the date of this Agreement, that (a) has resulted or could reasonably be expected to result in a material adverse change in the business, assets, operations or financial condition of the Company and the Subsidiaries taken as a whole or (b) has materially impaired or could reasonably be expected to materially impair the ability of the Credit Parties to perform any of their obligations under this Agreement or the other Credit Documents, it being understood that the Spin-Off shall not be deemed to constitute a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans and Indebtedness owed to the Company or any Subsidiary), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and the Subsidiaries in an aggregate principal amount greater than US$75,000,000.

“Material Subsidiary” means, at any time, (a) each Borrowing Subsidiary and (b) each other Subsidiary exclusive of Subsidiaries that, together with their own subsidiaries, shall have accounted for less than 5% for any such Subsidiary, or 15% in the aggregate for all such Subsidiaries of Consolidated EBITDA for the period of four fiscal quarters most recently ended. For purposes of making the determinations required by clause (b) of this definition, the components of Consolidated EBITDA of Non-US Subsidiaries shall be converted into US Dollars at the rates used in preparing the consolidated balance sheets of the Company included in the applicable financial statements referred to in Section 3.04 or delivered pursuant to Section 5.05.

“Maturity Date” means March 6, 2009.

“Non-US Lending Office” means, as to any Lender, any applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans in Euro. A Lender may designate multiple Non-US Lending Offices for Loans to different Borrowers; provided that (i) each Lender shall be deemed to have designated its UK Lending Offices as its Non-US Lending Offices for all Loans in Euro (other than any such Loan by a Lender to a Belgian Borrowing Subsidiary) and (ii) each Lender shall be deemed to have designated its Belgian Lending Office as its Non-US Lending Office for all Loans in Euro to the Belgian Borrowing Subsidiaries.

“Non-US Subsidiary” means a Subsidiary that is not a US Subsidiary.

“Obligations” means (a) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of any Credit Party under this Agreement or any other Credit Document.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document.

“PBGC” has the meaning assigned to such term in Section 3.09.

“Permitted Encumbrances” means:

(a) Liens for taxes, assessments or governmental charges or claims that are not yet due and payable or are being contested in compliance with Section 5.03;

(b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and suppliers, in each case incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith;

(c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security programs, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (other than obligations for the payment of borrowed money);

(d) leases or subleases granted to others (other than as security for Indebtedness) not interfering in any material respect with the business of the Company or any Subsidiary;

(e) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;

(f) any interest or title of a lessor under any lease other than a Capital Lease or a lease entered into as part of a Sale and Leaseback Transaction;

(g) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(h) deed restrictions to ensure non-disturbance of legally permitted, permanent on-site waste storage/ treatment facilities; and

(i) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means, for the Company and each Subsidiary at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group, (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, or (c) under which a member of the Controlled Group has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years or by reason of being deemed a contributing sponsor under Section 4069 of ERISA.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.

“Quotation Day” means, with respect to any Borrowing and any Interest Period, the day on which it is market practice in the London interbank market for prime banks to give quotations for deposits in Euro for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Rabobank Agreement” means the 364-Day Credit Agreement dated March 7, 2008, among WABCO Financial Services BVBA, as borrower, WABCO Europe BVBA and WABCO Holdings, Inc. as guarantors, Pandios Comm.V.A., an indirectly wholly-owned subsidiary of Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., as lender, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., as Calculation Agent, pursuant to which Pandios Comm.V.A. has agreed to extend credit to WABCO Financial Services BVBA in the form of a loan in Euro in an aggregate principal amount equal to €100,000,000.

“Register” has the meaning set forth in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees and agents of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time; provided that, for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, “Required Lenders” will mean, at any time, Lenders having Credit Exposures representing more than 50% of the sum of the total Credit Exposures at such time.

“Reset Date” has the meaning assigned to such term in Section 1.05.

“Sale-Leaseback Transaction” means any arrangement whereby the Company or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owner or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided that any such arrangement entered into within 180 days after the acquisition, construction or substantial improvement of the subject property shall not be deemed to be a “Sale-Leaseback Transaction”.

“SEC” means the United States Securities and Exchange Commission or any successor Governmental Authority.

“Securitization Transaction” means (a) any transfer of accounts receivable or interests therein (i) to a trust, partnership, corporation or other entity (other than a Subsidiary), which transfer or pledge is funded by such entity in whole or in part by the issuance to one or more lenders or investors of indebtedness or other securities that are to receive payments principally from the cash flow derived from such accounts receivable or interests in accounts receivable, or (ii) directly to one or more investors or other purchasers (other than any Subsidiary), or (b) any transaction in which the Company or a Subsidiary Incurs Indebtedness or other obligations secured by Liens on accounts receivable. The “amount” of any Securitization Transaction shall be deemed at any time to be (A) in the case of a transaction described in clause (a) of the preceding sentence, the aggregate uncollected amount of the accounts receivable transferred pursuant to such Securitization Transaction, net of any such accounts receivable that have been written off as uncollectible, and (B) in the case of a transaction described in clause (b) of the preceding sentence, the aggregate outstanding principal amount of the Indebtedness secured by Liens on accounts receivable Incurred pursuant to such Securitization Transaction or, if less, the aggregate uncollected amount of the accounts receivable subject to such Liens. For purposes of this Agreement (including Sections 6.01(j) and (k)), accounts receivable shall include any and all payments owing to the Company or any Subsidiary by any and all obligors (including obligors which are federal, state or local governments or governmental agencies) under long term contracts in respect of goods or other property sold or leased or services rendered.

“Spin-Off” means the distribution on a pro rata basis to ASCI’s shareholders in a tax-free transaction, on the terms described in the Form 10, of all the issued and outstanding shares of common stock of WABCO.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board. Loans shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any person (herein referred to as the “parent”), any person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Company.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Credit Parties of this Agreement and the other Credit Documents, the Borrowings hereunder and the use of the proceeds thereof.

“UK Borrowing Subsidiary” means a Borrowing Subsidiary that is organized in the United Kingdom or a political subdivision thereof.

“UK Lending Office” means, as to any Lender, any applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans in Euro (other than any Loan by a Lender to a Belgian Borrowing Subsidiary).

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which (a) the present value of all vested nonforfeitable accrued benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unrestricted Cash and Cash Equivalents” means cash and cash equivalents that are not, or are not required under the terms of any agreement or arrangement to be, (a) pledged to, subject to a Lien in favor of, or held in one or more accounts under the control (as defined in the New York Uniform Commercial Code) of one or more creditors of the Company or any Subsidiary, or (b) otherwise segregated from the general assets of the Company and the Subsidiaries, in one or more special accounts or otherwise, for the purpose of securing or providing a source of payment for Indebtedness or other obligations that are or from time to time may be owed to one or more creditors of the Company or any Subsidiary. It is agreed that cash and cash equivalents held in ordinary deposit or securities accounts of the Company or its Subsidiaries and not subject to any existing or contingent restrictions on transfer by the Company or its Subsidiaries will be deemed to constitute Unrestricted Cash and Cash Equivalents notwithstanding any setoff rights created by law or by applicable account agreements in favor of depositary institutions.

“US Borrower” means a Borrower that is a US Person.

“US Person” means a Person incorporated or otherwise organized in the United States of America, a State thereof or the District of Columbia.

“US Subsidiary” means a Subsidiary that is a US Person or is treated as disregarded as an entity separate from a US Person or is treated as a US Person, in each case for US Federal income tax purposes.

“Voting Stock” of any Person means capital stock of any class or classes or other Equity Interests (however designated) having ordinary voting power for the election of members of the board of directors or the equivalent governing body of such Person, other than capital stock or other Equity Interests having such power only by reason of happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(l) of ERISA.

“Wholly Owned Subsidiary” means any Subsidiary all the Equity Interests in which, other than directors’ qualifying shares and/or other nominal amounts of Equity Interests that are required to be held by Persons other than the Company and its Wholly Owned Subsidiaries under applicable law, are owned, directly or indirectly, by the Company.

SECTION 1.02. [Intentionally Omitted.]

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References herein to the taking of any action hereunder of an administrative nature by any Borrower shall be deemed to include references to the Company taking such action on such Borrower’s behalf and the Administrative Agent is expressly authorized to accept any such action taken by the Company as having the same effect as if taken by such Borrower. Each reference herein to the “knowledge” of the Company or any Subsidiary shall be deemed to be a reference to the knowledge of any member of senior management of the Company or such Subsidiary, any Financial Officer and, in the case of any reference to knowledge of any specific subject matter, the senior manager of the department or office of the Company or such Subsidiary responsible for such matter.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if the Borrower Agent notifies the Administrative Agent that the Borrower Agent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Agent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. All Financial Statements to be furnished to the Lenders hereunder shall be prepared, and all calculations determining compliance with Article VI (including the definitions used therein) shall be made, for the relevant Person and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto; provided that except as otherwise specifically provided herein, all calculations for determining compliance with Article VI shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the audited Financial Statements of the Company for the fiscal year ended December 31, 2006. With respect to any Subsidiary that is not a Wholly-Owned Subsidiary, only that portion of such Subsidiary’s results of operations, assets and liabilities as are equal to Holding’s ownership shall be included in making any calculation with respect to the financial covenants in Article VI.

SECTION 1.05. [Intentionally Omitted.]

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrowers from time to time during the Availability Period in Euro from its applicable Non-US Lending Offices in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding its Commitment or (ii) the sum of the aggregate Credit Exposures exceeding the aggregate Commitments.

(b) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Loans during the Availability Period.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders (or their Affiliates as provided in paragraph (b) below) ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of Loans bearing interest by reference to the LIBO Rate. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of €1,000,000 and not less than €5,000,000. There shall not at any time be outstanding more than a total of 3 Borrowings.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone or by telecopy not later than 11:00 a.m., Brussels time, three Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form agreed to by the Administrative Agent and the Borrower Agent and signed by the applicable Borrower, or by the Borrower Agent on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing (or on whose behalf the Borrower Agent is requesting such Borrowing);

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no Interest Period is specified with respect to any requested Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Intentionally Omitted.]

SECTION 2.05. [Intentionally Omitted.]

SECTION 2.06. [Intentionally Omitted.]

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Brussels time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the applicable Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Administrative Agent in Brussels and designated by such Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Borrowing shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to continue such Borrowing, and may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and any Loans resulting from an election made with respect to any such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this Section, no Borrowing may be converted into or continued as a Borrowing with an Interest Period ending after the Maturity Date.

(b) To make an election pursuant to this Section, a Borrower (or the Borrower Agent on its behalf) shall notify the Administrative Agent of such election by telephone or by telecopy by the time and date that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower (or the Borrower Agent on its behalf). The provisions of this Section shall not permit any Borrower to (i) elect an Interest Period for Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing of a Borrower to a Borrowing of another Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii) the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If, by 11:00 a.m. Brussels time three Business Days prior to the end of an Interest Period applicable to a Borrowing, a Borrower (or the Borrower Agent on its behalf) has not delivered a timely Interest Election Request with respect to such Borrowing, then such Borrowing shall become due and payable on the last day of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Agent, then, so long as an Event of Default is continuing, at the end of the Interest Period applicable thereto, such Borrowing, unless repaid as provided herein, shall, subject to the rights of the Administrative Agent and the Required Lenders under Article VII, be continued as a Borrowing with an Interest Period of one month’s duration.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower Agent may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of €1,000,000 and not less than €5,000,000 and (ii) subject to paragraph (c) of this Section and Section 2.11(c), the Borrower Agent shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the total Credit Exposures would exceed the total Commitments or the aggregate Credit Exposures would exceed the aggregate Commitments.

(c) The Borrower Agent shall promptly notify the Administrative Agent of any reduction in the Commitments under, and as defined in, the Rabobank Agreement or any prepayment under the Rabobank Agreement (each, a “Rabobank Reduction”) and shall permanently reduce the Commitments within one Business Day of each such Rabobank Reduction in an amount equal to such Rabobank Reduction. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Agent pursuant to this Section shall be irrevocable. Any reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) The Borrower Agent shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Agent pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Agent may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Agent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the unpaid principal amount of each Loan made by such Lender on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, and the Interest Period, if any, applicable thereto, and (ii) the amounts of all sums received by the Administrative Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, each Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form attached hereto as Exhibit F. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section and to prior notice in accordance with paragraph (d) of this Section and payment of any amounts required under Section 2.16.

(b) If, at any time when Loans are outstanding hereunder, (i) there shall be any unused Commitments under and as defined in the Five-Year Agreement (other than undrawn commitments equal to the aggregate amount of all Swingline Loans (under and as defined in the Five-Year Agreement), if any, outstanding, but in no event greater than $30,000,000) or (ii) there shall be any Available Commitments under and as defined in the Rabobank Agreement, the Borrowers will promptly borrow an amount under the Five-Year Agreement, the Rabobank Agreement or a combination thereof equal to the lesser of the amount of the Loans outstanding hereunder and the amount of such aggregate unused commitments and apply the proceeds of such borrowing to the prepayment of the Loans outstanding hereunder.

(c) In the event and on each occasion that the Commitments shall be reduced pursuant to Section 2.09(c), if the sum of the total Credit Exposures would exceed the total reduced Commitments, the Borrowers shall, simultaneously with such reduction, prepay Borrowings (or, if less, a portion of Borrowings) in an aggregate amount equal to such excess. The Borrower Agent shall, to the extent practicable, notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 11:00 a.m., Brussels time, on the Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(d) If the Commitments are terminated pursuant to Section 2.09(b)(ii), the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable and the Borrowers hereby unconditionally promise to pay all such amounts on the day the Commitments are terminated.

(e) Prior to any optional or mandatory prepayment of Borrowings, the applicable Borrower shall select the Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) below.

(f) The Borrower Agent or the applicable Borrower shall, to the extent practicable, notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 11:00 a.m., Brussels time, three Business Days (or, if the date of prepayment shall be the last day of the Interest Period applicable to such Borrowing, one Business Day) before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Company agrees to pay to the Administrative Agent, in Euro, for the account of the office (or Affiliate) of each Lender from which such Lender would make Loans to the Company hereunder, a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitments of such Lender (whether used or unused) or, after the termination of the Commitments, on the Credit Exposure of such Lender, during the period from and including the date of this Agreement but excluding the Maturity Date; provided that, if such Lender shall continue to have any Credit Exposure after the Maturity Date, then such facility fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the Maturity Date to but excluding the date on which such Lender shall cease to have any Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, on any date prior to the Maturity Date on which all the Commitments shall have terminated and on the Maturity Date, commencing on the first such date to occur after the Effective Date; provided that any facility fees accruing after the Maturity Date shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Person specified above for its own account or, in the case of facility fees and participation fees paid to the Agents, for distribution to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan or (ii) in the case of any other amount 2% per annum plus the rate that would have been applicable to a Loan with an Interest Period of three month’s duration made on the date on which such amount became due.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) All interest hereunder shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable LIBO Rate shall be determined by the Administrative Agent, and such determination shall be presumed correct in the absence of facts or circumstances indicating that it has been made in error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for any Borrowing:

(a) the Administrative Agent determines (which determination shall be presumed correct in the absence of facts or circumstances indicating that it has been made in error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Agent and the Lenders by telephone or telecopy as promptly as practicable thereafter and the Borrower Agent and Administrative Agent shall seek to determine a rate in lieu of the LIBO Rate based on market conditions and in consultation with the applicable Lenders and the Borrower Agent; provided however that if the Borrower Agent and the Administrative Agent, after negotiation conducted in good faith, cannot agree on such a rate, the Administrative Agent shall determine such rate in its reasonable discretion based on market conditions and in consultation with the applicable Lenders.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except to the extent any such reserve requirement is reflected in the LIBO Rate); or

(ii) impose on any Lender or the London interbank market or any other market in which Loans are funded any other condition affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender on a net after-tax basis for such additional costs incurred or reduction suffered.

(b) If any Lender determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) If the cost to any Lender of making or maintaining any Loan to any Borrowing Subsidiary incorporated in, or conducting business in, a jurisdiction outside the United States is increased or the amount of any sum received or receivable by any Lender (or its applicable lending office) is reduced as a result of any law, rule, regulation or action of a Governmental Authority in such jurisdiction (other than through the imposition of any Excluded Tax or other imposition expressly excluded from the yield protection or indemnity provisions set forth herein) by an amount deemed in good faith by such Lender to be material, such Borrowing Subsidiary shall indemnify such Lender for such increased cost or reduction within 15 days after demand by such Lender (with a copy to the Administrative Agent).

(d) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section and explaining in reasonable detail the method by which such amount or amounts were determined, together with supporting documentation or computations, shall be delivered to the Borrower Agent and shall be presumed correct in the absence of facts or circumstances indicating that the determinations reflected therein have been made in error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender notifies the Borrower Agent of the Change in Law or other event or circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law or other event or circumstance giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Loan other than on the last day of an Interest Period applicable thereto (including on the Maturity Date or as a result of an Event of Default), (b) the conversion of any Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith), or (d) the assignment of any Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Agent pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurocurrency market or bill rate market, as applicable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, together with supporting documentation or computations, shall be delivered to the applicable Borrower or to the Borrower Agent and shall be presumed correct in the absence of facts or circumstances indicating that the determinations reflected therein have been made in error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Credit Party shall be required to deduct any Indemnified Taxes or Other Taxes from any such payment, then (i) the sum payable shall be increased as necessary so that after making all required deductions of Indemnified Taxes or Other Taxes (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower Agent will make such deductions or will cause such Credit Party to make such deductions and (iii) the Borrower Agent will pay or cause such Credit Party to pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes required to be paid by them to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrowers shall indemnify the Administrative Agent and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount and nature of such payment or liability shall be delivered to the Borrower Agent by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender and shall be presumed correct in the absence of facts or circumstances indicating that the determinations reflected therein have been made in error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Credit Party to a Governmental Authority, the Borrower Agent shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower Agent (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower Agent as will permit such payments to be made without withholding or at a reduced rate, provided, in the case of any exemption or reduction available under the laws of a jurisdiction other than the United States, the United Kingdom or Belgium that such Foreign Lender has received written notice from the Borrower Agent advising it of the availability of such exemption or reduction and containing all applicable documentation.

(f) If the Administrative Agent or a Lender determines in good faith that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower Agent (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrower Agent (plus any penalties, interest or other charges imposed by the relevant Governmental Authority not resulting from the negligence of the Administrative Agent or Lender) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Credit Party or any other Person.

(g) On the date it becomes a Lender hereunder, (i) each Lender will designate a UK Lending Office and a Belgian Lending Office, in each case for the Loans to be made by it such that, on such date, it will not be liable for any withholding tax referred to in clause (c) or (d), as applicable, of the definition of “Excluded Taxes” in Article I (other than any withholding tax that is not an Excluded Tax under the proviso to such definition).

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Credit Document (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Brussels time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account specified on Schedule 2.18 for the account of the applicable Lenders or, in any such case, to such other account as the Administrative Agent shall from time to time specify in a notice delivered to the Borrower Agent. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Credit Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) or any fees payable hereunder and under each other Credit Document shall be made in Euro, except as otherwise expressly provided herein, and all other payments hereunder shall be payable in Euro or Dollars as directed by the Administrative Agent. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment. Any amount payable by the Administrative Agent to one or more Lenders in the national currency of a member state of the European Union that has adopted the Euro as its lawful currency shall be paid in Euro.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from any Borrower to pay fully all amounts of principal, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lenders hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b) or paragraph (d) of this Section 2.18, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or 2.21, then such Lender shall designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15, 2.17 or 2.21, as the case may be, in the future and (ii) in the reasonable judgment of such Lender, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or 2.21, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower Agent may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower Agent shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17 or 2.21, such assignment will result in a reduction in such compensation or payments. Nothing in this Section shall limit any right or remedy that any Borrower may otherwise have against any Lender.

SECTION 2.20. Borrowing Subsidiaries. On or after the Effective Date, the Borrower Agent may designate any subsidiary of the Borrower Agent as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Borrower Agent, and upon such delivery such Subsidiary shall for all purposes of this Agreement be a party to and a Borrowing Subsidiary under this Agreement. Upon the execution by the Borrower Agent and delivery to the Administrative Agent of a Borrowing Subsidiary Termination with respect to any Borrowing Subsidiary, such Subsidiary shall cease to be a Borrowing Subsidiary; provided that no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary (other than to terminate its right to make further Borrowings at a time when any principal of or interest on any Loan to such Borrowing Subsidiary shall be outstanding hereunder, unless the obligations of such Borrowing Subsidiary in respect of such Loan shall have been assumed by another Borrower. In the event that any Borrowing Subsidiary shall cease to be a Subsidiary, the Borrower Agent will promptly execute and deliver to the Administrative Agent a Borrowing Subsidiary Termination terminating its status as a Borrowing Subsidiary subject to the proviso in the immediately preceding sentence. Promptly following receipt of any Borrowing Subsidiary Agreement or Borrowing Subsidiary Termination, the Administrative Agent shall send a copy thereof to each Lender.

SECTION 2.21. Additional Reserve Costs. (a) If and so long as any Lender is required after the date hereof to make special deposits with the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Loans, such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Exhibit C hereto.

(b) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the Board or by European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Mandatory Costs Rate) in respect of any of such Lender’s Loans, such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(c) Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the relevant Lender, which determination shall be presumed correct in the absence of facts or circumstances indicating that it has been made in error, and notified to the relevant Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the relevant Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

SECTION 2.22. [Intentionally Omitted.]

ARTICLE III

Representations and Warranties

The Company represents and warrants to the Lenders as to itself and each Subsidiary, and each Borrowing Subsidiary represents and warrants to the Lenders as to itself and its subsidiaries, as follows (it being understood that each reference in this Article III to the Credit Parties shall include, on any date as of which the representations and warranties set forth herein are made or deemed made, only those Persons that are Credit Parties on such date):

SECTION 3.01. Organization and Qualification. Each Credit Party and each Material Subsidiary is duly organized, validly existing and in good standing (to the extent such concept is relevant to such Person in its jurisdiction of organization) under the laws of the jurisdiction of its organization, has full and adequate corporate power to carry on its business as now conducted and is duly licensed or qualified and, to the extent relevant, in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary, except where such failure to be so licensed or qualified and in good standing does not constitute and would not result in a Material Adverse Effect.

SECTION 3.02. Corporate Authority and Validity of Obligations. Each Credit Party has the corporate, company or partnership power and authority to consummate the Transactions, to enter into this Agreement and each other Credit Document to which it is a party, to make the Borrowings to be made by it hereunder, to issue its notes in evidence thereof and to perform all its obligations hereunder and under each other Credit Document to which it is a party. The execution, delivery and performance of this Agreement and the other Credit Documents have been duly authorized by all necessary corporate, company or partnership action of the Credit Parties, and this Agreement and the other Credit Documents constitute valid and binding obligations of the Credit Parties, enforceable in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity. None of this Agreement, any other Credit Document or the Transactions (i) will contravene any charter or by-law provision of any Credit Party, (ii) will contravene any provision of law or of any regulation or order of any Governmental Authority or any judgment, or any material covenant, indenture or agreement of or affecting any Credit Party or a substantial portion of the Properties of any Credit Party where such contravention referred to in this clause (ii) would reasonably be expected to result in a Material Adverse Effect or to affect materially and adversely the rights or interests of the Administrative Agent or any Lender, or (iii) result in the creation of any Lien upon any material Property or asset of any Credit Party or Subsidiary.

SECTION 3.03. Margin Stock. None of the Company, any other Credit Party or any other Material Subsidiary is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and the proceeds of any Loan will not be used in a manner that violates any provision of Regulation U or X of the Board.

SECTION 3.04. Financial Reports. (a) The consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of earnings, shareholders’ equity and cash flows of the Company and its Subsidiaries and accompanying notes thereto (i) as at December 31, 2006, and for the year then ended, which financial statements are accompanied by the report of Ernst & Young LLP (the “Annual Financial Statements”), and (ii) as at September 30, 2007, and for the fiscal quarter then ended, certified by the Company through its Chief Financial Officer, heretofore furnished to the Administrative Agent, fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as at such dates and their consolidated results of operations, shareholders’ equity and cash flows for the periods then ended in conformity with GAAP, subject to year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) The pro forma balance sheet of the Company and the Subsidiaries set forth in the Second Amendment to the Form 10, filed with the SEC on May 23, 2007, was derived from the Annual Financial Statements and was prepared in good faith based upon the best information available to the Company at the time of such filing and presents fairly in all material respects on a pro forma basis, giving effect to the Spin-Off, the financial condition of the Company and the Subsidiaries as of December 31, 2006.

SECTION 3.05. No Material Adverse Effect. Since December 31, 2006, there has not occurred or become known any Material Adverse Effect.

SECTION 3.06. Litigation. There is no litigation or governmental proceeding pending, or to the knowledge of the Company or any Material Subsidiary threatened, against the Company or any Material Subsidiary which if adversely determined could (a) impair the validity or enforceability of, or materially impair the ability of the Company or any other Credit Party to perform its obligations under, this Agreement or any other Credit Document or (b) except as disclosed in the Form 10.

SECTION 3.07. Tax Returns. The Company has filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Approvals. No authorization, consent, license, exemption, filing or registration with any court or governmental department, agency or instrumentality, or any other Person, is necessary to the consummation of the Transactions or the valid execution, delivery or performance by any Credit Party of this Agreement or any other Credit Document except for those obtained on or before the Effective Date or those the failure of which to obtain would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09. ERISA. The Company and each Subsidiary is in compliance in all material respects with the Employee Retirement Income Security Act of 1974 (“ERISA”) to the extent applicable to it and has received no notice to the contrary from the Pension Benefit Guaranty Corporation or any successor thereto (“PBGC”) or any other governmental entity or agency. No condition exists or event or transaction has occurred under or relating to any Plan which could reasonably be expected to result in the incurrence by the Company or any Subsidiary of any material liability, fine or penalty. Neither the Company nor any Subsidiary has any contingent liability for any post-retirement benefits under a Welfare Plan that would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Environmental Matters. Except as set forth on Schedule 3.10 or in Amendment No. 2 to the Form 10, and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Company and the Material Subsidiaries (a) has failed to comply with any Environmental Laws or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Laws, (b) has become subject to any liability under any Environmental Laws, (c) has received written notice of any claim with respect to any Environmental Laws or (d) knows of any basis for any liability under any Environmental Laws.

SECTION 3.11. Properties. (a) The Company and each Material Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 6.01 and except for defects in title or property the absence of which would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

(b) The Company and each Material Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by it does not infringe upon the rights of any other Person, except for any such defects in ownership or license rights or other infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.12. Compliance with Laws. The Company and each Material Subsidiary is in compliance with all laws, regulations and orders of each Governmental Authority applicable to it or its property (a) except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and (b) except for violations of law solely with respect to the European Commission matter regarding possible infringements of European Union competition rules by the Company, certain European Subsidiaries of the Company and a number of unaffiliated companies, as disclosed in the Form 10 (the “EC Matter”).

SECTION 3.13. Investment Company Status. None of the Company and its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.14. Disclosure. None of the reports, financial statements, certificates or other information furnished in writing by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Credit Document or delivered hereunder or thereunder, as of the date furnished and taken together with all other information so furnished or included in reports filed by the Company with the SEC on or prior to such date, including, without limitation, Amendment No. 2 to the Form 10, contained or will contain any material misstatement of fact or omitted or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. All projections and other forward looking information contained in any of the reports, financial statements, certificates or other information furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement, or any other Credit Document or delivered hereunder or thereunder (as modified or supplemented from time to time by other information so furnished) have been prepared by the Company or such Subsidiary in good faith based upon assumptions that were reasonable at the time made and at the time such projections and other information were furnished.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto or to any other Credit Document either (i) a counterpart of this Agreement or such Credit Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission or electronic imaging of a signed signature page of this Agreement or such Credit Document) that such party has signed a counterpart of this Agreement or such Credit Document.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of McDermott Will & Emery LLP, counsel for the Borrowers, substantially in the form of Exhibit D hereto, in such form as shall be acceptable to the Administrative Agent. Each Credit Party hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing (to the extent such concept is relevant to such Person in its jurisdiction of organization) of each Credit Party (other than any Credit Party that is a Non-US Subsidiary, to the extent such matters are covered by legal opinions referred to in (b) above) and the authorization of the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraph (f) of this Section 4.01 and paragraph (b) of Section 4.02.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Company or the Borrowers hereunder.

(f) The representations and warranties of the Credit Parties set forth in Article III shall be true and correct in all material respects (except that any representation given as of a particular date shall be true and correct in all material respects as of such date) and no Default shall have occurred and be continuing.

(g) The Administrative Agent and each Lender shall have received each financial statement or report referred to in Section 3.04.

(h) The Rabobank Agreement shall have been executed and become effective in accordance with the terms thereof.

(i) The EC Judgment shall not be less than €500,000,000 or greater than €1,200,000,000.

(j) The consummation of the Transactions shall not violate any applicable law, statute, rule or regulation in any material respect, and all material governmental and third party approvals required in connection with the Transactions shall have been obtained.

The Administrative Agent shall notify the Credit Parties and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Borrowing. The obligation of each Lender to make Loans that increases any Credit Exposure of any Lender is subject to the satisfaction or waiver of the following conditions:

(a) The representations and warranties of the Credit Parties set forth in Article III (other than those set forth in Sections 3.05, 3.06 and 3.12, but solely as such Section 3.12 relates to the EC Matter) shall be true and correct in all material respects on and as of the date of such Borrowing (except to the extent such representations and warranties by their terms relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c) With respect to any Borrowing following any Liquidity Determination Date, the Company shall have delivered the certificate required under Section 5.05(h) demonstrating compliance with the requirements of Section 6.07.

(d) Each of the Five-Year Agreement and the Rabobank Agreement shall be in full force and effect and, at the time of and immediately after giving effect to any Borrowing hereunder, there shall be (i) no unused Commitments under and as defined in the Five-Year Agreement (other than undrawn commitments equal to the amount of all Swingline Loans (under and as defined in the Five-Year Agreement), if any, outstanding, but in no event greater than $30,000,000), and (ii) no Available Commitments under and as defined in the Rabobank Agreement.

Each Borrowing that increases any Credit Exposure of any Lender shall be deemed to constitute a representation and warranty by the Company and each Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (d) of this Section.

SECTION 4.03. Initial Borrowing by each Borrowing Subsidiary. The obligation of each Lender to make Loans to any Borrowing Subsidiary is subject to the satisfaction (or waiver in accordance with Section 10.02) of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received such Borrowing Subsidiary’s Borrowing Subsidiary Agreement, duly executed by all parties thereto.

(b) The Administrative Agent shall have received (i) a certificate of the secretary or assistant secretary of such Borrowing Subsidiary containing (A) copies of the certificate of incorporation and by-laws or other organizational documents of such Borrowing Subsidiary, certified to be complete and correct copies thereof; (B) a copy of the resolutions authorizing the Transactions insofar as they relate to such Borrowing Subsidiary, certified to be complete, correct and in full force and effect;

(C) certification as to the incumbency and signatures of the officers signing the applicable Borrowing Subsidiary Agreement; and (D) evidence of the incumbency of such secretary or assistant secretary; (ii) evidence of the existence and good standing (to the extent such concept is relevant to such Borrowing Subsidiary in its jurisdiction of organization) of such Borrowing Subsidiary; and (iii) to the extent requested by the Administrative Agent, opinions of counsel, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, the Company and each Borrowing Subsidiary covenants and agrees with the Lenders (but, in the case of each Borrowing Subsidiary, only as to such Borrowing Subsidiary and its own subsidiaries), that:

SECTION 5.01. Corporate Existence. The Company and each Borrowing Subsidiary will, and will cause each other Material Subsidiary to, preserve and maintain its corporate existence, subject to the provisions of Section 6.03.

SECTION 5.02. Maintenance of Properties. The Company will, and will cause each Subsidiary to, maintain, preserve and keep its Properties necessary to the proper conduct of its business in reasonably good repair, working order and condition (ordinary wear and tear and damage by casualty excepted) and will from time to time make all necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such Property shall be reasonably preserved and maintained, except, in each case, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, however, that nothing in this Section 5.02 shall prevent the Company or a Subsidiary from discontinuing the operation or maintenance of any such Property if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of the Subsidiary.

SECTION 5.03. Taxes. The Company will duly pay and discharge, and will cause each Subsidiary to pay and discharge, all material taxes, rates, assessments, fees and governmental charges upon or against the Company or such Subsidiary or against their respective Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves under GAAP are provided therefor.

SECTION 5.04. Insurance. The Company will insure, and keep insured, and will cause each Subsidiary to insure, and keep insured, with reputable insurance companies, such of its insurable Property as is of a character usually insured by companies similarly situated and operating like Property to the extent insurance is available on commercially reasonable terms. To the extent usually insured (subject to self-insured retentions) by companies similarly situated and conducting similar businesses, and to the extent insurance is available on commercially reasonable terms, the Company will also insure, and cause each Subsidiary to insure, employers’ and public and product liability risks with reputable insurance companies.

SECTION 5.05. Financial Reports and Other Information. The Company will, and will cause each Subsidiary to, maintain a standard system of accounting substantially in accordance with GAAP and will furnish to the Lenders and their respective duly authorized representatives such information respecting the business and financial condition of the Company and the Subsidiaries as they may reasonably request; and without any request will furnish to the Administrative Agent, which will make available by means of electronic posting to each Lender:

(a) within 15 days of each date the Company is required to file a report on Form 10-K for any fiscal year with the SEC, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 15 days of each date the Company is required to file a report on Form 10-Q for any fiscal quarter with the Securities and Exchange Commission, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred since the date of the most recent certificate delivered under this paragraph and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.05 and 6.06 and setting forth in reasonable detail computations of the ratio of Consolidated Net Indebtedness to Consolidated EBITDA, the ratio of Consolidated EBITDA to Consolidated Net Interest Expense and Consolidated Net Tangible Assets and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other reports (including all reports on Form 10-K, Form 10-Q and Form 8-K), proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender acting through the Administrative Agent may reasonably request;

(f) prompt written notice (including a description in reasonable detail) of (i) the occurrence of any Default; (ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Company, any Subsidiary or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect; (iii) the occurrence of any “prohibited transaction” (as defined in ERISA) that would reasonably be expected to result in a Material Adverse Effect and (iv) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect. Each notice delivered under this paragraph shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth a summary in reasonable detail of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto;

(g) within four Business Days after the Company or any Subsidiary receives notice of any judgment of any Governmental Authority rendered in connection with the EC Matter (an “EC Judgment”), written notice thereof, including detailed information relating to such EC Judgment and the payment requirements related thereto; and

(h) on the third Business Day prior to any EC Payment Date, a certificate demonstrating compliance with Section 6.07 as of the related Liquidity Determination Date, including detailed information regarding each component of Consolidated Liquidity and Unrestricted Cash and Cash Equivalents.

Information required to be delivered pursuant to the clauses above shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted on the Company’s website on the Internet at

http://www.wabco-auto.com (or such other address as the Company shall provide to the Lenders) or by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence shall have been delivered or caused to be delivered to the Administrative Agent and each Lender providing notice of such posting or availability).

Each of the financial statements furnished to the Lenders pursuant to subsections (a) and (b) of this Section 5.05 shall be accompanied by a compliance certificate in substantially the form of Exhibit E signed by a Financial Officer of the Company.

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all on reasonable terms and conditions and during normal business hours.

SECTION 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of each Governmental Authority applicable to it or its property, including all Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Company and each Borrowing Subsidiary covenants and agrees with the Lenders (but, in the case of each Borrowing Subsidiary, only as to such Borrowing Subsidiary and its own subsidiaries), that none of the Company or any Subsidiary will:

SECTION 6.01. Liens. Directly or indirectly create, incur, assume or permit to exist any Lien securing Indebtedness upon or with respect to any of its property or assets, whether now owned or hereafter acquired, except:

(a) Permitted Encumbrances;

(b) Liens created under this Agreement;

(c) Liens existing on the date hereof and set forth on Schedule 6.01 and any replacements thereof; provided that (i) no such Lien shall apply to any other property or assets of the Company or any Subsidiary other than improvements and accessions to the subject assets and proceeds thereof and (ii) no such Lien shall secure obligations other than those which it secured on the date hereof and permitted extensions, renewals and replacements thereof;

(d) Liens on assets existing at the time such assets are acquired by the Company or a Subsidiary and any replacements thereof; provided that (i) no such Lien is created in contemplation of or in connection with such acquisition, (ii) no such Lien shall apply to any other property or assets of the Company or any Subsidiary other than improvements and accessions to the subject assets and proceeds thereof and (iii) no such Lien shall secure obligations other than those which it secures on the date of such acquisition and permitted extensions, renewals and replacements thereof;

(e) Liens on assets of any Person at the time such Person becomes a Subsidiary and any replacements thereof; provided that (i) no such Lien is created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) no such Lien shall apply to any other property or assets of the Company or any Subsidiary other than improvements and accessions to the subject assets and proceeds thereof and (iii) no such Lien shall secure obligations other than those which it secures on the date such Person becomes a Subsidiary and permitted extensions, renewals and replacements thereof;

(f) Liens securing Indebtedness incurred to finance the purchase, of property, plant or equipment acquired after the date hereof to the extent such Liens attach only to such property, plant or equipment and improvements and accretions thereto and are created at the time of or within 180 days after the acquisition of such property, plant, equipment, improvements or accretions, as the case may be, and any replacements thereof; provided that no such Lien shall apply to any other property or assets of the Company or any Subsidiary other than improvements and accessions to the subject property or assets and proceeds thereof;

(g) customary Liens arising from or created in connection with the issuance of trade letters of credit for the account of the Company or any Subsidiary supporting obligations not constituting Indebtedness; provided that such Liens encumber only the raw materials, inventory, machinery or equipment in connection with the purchase of which such letters of credit are issued;

(h) Liens on assets associated with sales offices purchased from third parties by the Company or the Subsidiaries and securing Indebtedness of the Company or the Subsidiaries issued as consideration for such purchases;

(i) Liens on assets of Subsidiaries securing obligations owed to the Company or one or more Subsidiaries (other than Liens existing or deemed to exist in connection with Securitization Transactions); provided that no such Lien shall be created in favor of any person other than the Company or a Subsidiary;

(j) to the extent such transactions are not structured as true sales of accounts receivable, Liens existing or deemed to exist in connection with Securitization Transactions in an aggregate amount not greater at any time than US$150,000,000;

(k) to the extent such transactions are not structured as true sales of accounts receivable, Liens existing or deemed to exist in connection with Securitization Transactions in an aggregate amount greater than US$150,000,000; provided, that, to the extent such Liens are not permitted under paragraph (l) below, at the time of any such creation or deemed creation of a Lien, the Commitments shall be reduced pursuant to Section 2.09(b), and any outstanding Loans shall be prepaid pursuant to Section 2.11(a), in an amount equal to such excess;

(l) Liens securing or deemed to exist in connection with Indebtedness in an aggregate principal amount that, taken together with the aggregate Subsidiary Indebtedness permitted under Section 6.02(i), without duplication, does not exceed the greater of (A) US$150,000,000 and (B) 15% of Consolidated Net Tangible Assets as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.05(a) or (b); and

(m) Liens securing judgments entered against the Company or the Subsidiaries so long as such judgments have not resulted in Events of Default under paragraph (i) of Article VII.

SECTION 6.02. Subsidiary Indebtedness. Permit any Subsidiary to Incur any Indebtedness or to issue any preferred stock or other preferred equity securities except:

(a) the Obligations and the Obligations (as defined in the Five-Year Agreement) under the Five-Year Agreement;

(b) Indebtedness existing on the date hereof and set forth on Schedule 6.02 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

(c) Indebtedness, preferred stock or preferred equity securities of Subsidiaries existing at the time they become Subsidiaries and not incurred in contemplation of their becoming Subsidiaries;

(d) Indebtedness (or preferred stock or preferred equity securities) representing the purchase price, or incurred to finance the purchase, of property, plant or equipment acquired after the date hereof or secured by a Lien on any such property, plant or equipment prior to the acquisition thereof to the extent such Lien attaches only to such property, plant or equipment and improvements and accretions thereto;

(e) Indebtedness owed to the Company or one or more other Subsidiaries (or preferred stock or preferred equity securities; provided that such preferred stock or preferred equity securities are owned by the Company or one or more Subsidiaries); provided that no Lien on any such Indebtedness (or preferred stock or preferred equity securities) shall be created in favor of any Person other than the Company or a Subsidiary;

(f) Indebtedness deemed to exist as a result of Securitization Transactions permitted under clauses (j) and (k) of Section 6.01;

(g) Indebtedness in connection with overdrafts, in the ordinary course of business, under Cash Pooling Arrangements;

(h) Indebtedness, preferred stock or other preferred equity securities of any Non-US Subsidiary, including any extensions, renewals and replacements of any such Indebtedness that do not result in an earlier maturity date or decreased weighted average life thereof, in an aggregate amount not to exceed US$150,000,000 at any time outstanding; and

(i) other Indebtedness that, taken together with the aggregate Indebtedness secured by Liens permitted under Section 6.01(l), without duplication, does not exceed the greater of US$150,000,000 and (B) 15% of Consolidated Net Tangible Assets as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.05(a) or (b).

SECTION 6.03. Fundamental Changes. (a) In the case of the Company or any Material Subsidiary, merge with or into or consolidate with any other Person, or liquidate or dissolve, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of the consolidated assets of the Company and the Subsidiaries (whether now owned or hereafter acquired and whether directly or through any merger or consolidation of, or any issuance, sale, transfer, lease or other disposition of equity interests in, any Subsidiary) except that if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Person (other than the Company) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) the Company may merge into any Subsidiary in a transaction in which the surviving entity assumes the Obligations of the Company under the Credit Agreement, (iv) any Subsidiary (other than the Company) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and the Subsidiaries and is not materially disadvantageous to the Lenders and (v) any sale of assets (or stock of a Subsidiary) permitted hereunder may be effected through the merger or consolidation of one or more Material Subsidiaries (other than the Company or any Borrowing Subsidiary) in a transaction in which the surviving person is not a Subsidiary.

(b) Sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) to any Person other than the Company or a Subsidiary, assets (other than assets sold pursuant to any Securitization Transaction) with an aggregate fair market value during any fiscal year greater than 25% of the Consolidated Total Assets of the Company at the end of the immediately preceding fiscal year.

(c) Alter in a fundamental manner the character of the business of the Company and its Subsidiaries taken as a whole from that conducted immediately prior to the date hereof (it being understood that the entry into other industrial businesses or businesses reasonably related, similar or ancillary to any of the businesses conducted by the Company or its Subsidiaries as of the date hereof shall not be considered a fundamental alteration).

SECTION 6.04. Use of Proceeds. Use the proceeds of the Loans for any purpose other than the purposes set forth in the preamble to this Agreement, or use any part of the proceeds of any Loan, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. Permit more than 25% of the value of the assets of the Company and the Subsidiaries which are subject to any arrangement hereunder restricting the ability of the Company or such Subsidiary to sell, pledge or otherwise dispose of assets to consist of Margin Stock.

SECTION 6.05. Ratio of Consolidated Net Indebtedness to Consolidated EBITDA. Permit the ratio of (i) Consolidated Net Indebtedness of the Company on the last day of any fiscal quarter to (ii) Consolidated EBITDA of the Company for the period of four consecutive fiscal quarters ending on such day to exceed 3.00 to 1.00.

SECTION 6.06. Ratio of Consolidated EBITDA to Consolidated Net Interest Expense. Permit the ratio of (i) Consolidated EBITDA of the Company to (ii) Consolidated Net Interest Expense of the Company, in each case for any period of four consecutive fiscal quarters, to be less than 3.00 to 1.00.

SECTION 6.07. Liquidity. On any Liquidity Determination Date, permit Consolidated Liquidity (reduced by the amount of the maximum payment required in connection with the applicable EC Judgment) to be less than US$100,000,000.

ARTICLE VII

Events of Default

Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) (i) any Borrower shall default in the payment when due of any principal on any Loan, whether at the stated maturity thereof or at any other time provided in this Agreement, or (ii) any Borrower shall default for a period of three days in the payment when due of interest on any Loan or of any other sum required to be paid pursuant to this Agreement;

(b) The Company or any other Borrower shall default in the observance or performance of any of the covenants set forth in Section 2.11(b), Section 5.01 (with respect to the Company’s existence) or 5.05(i) or in Article VI;

(c) any Borrower shall default in the observance or performance of any provision hereof or of any other Credit Document not mentioned in (a) or (b) above, which default is not remedied within 30 days (or 60 days if (x) such default is capable of being cured, (y) a cure of such default will require more than 30 days and (z) the applicable Borrower is proceeding to effect a cure of such default) after notice thereof to the Company by the Administrative Agent or any Lender;

(d) any representation or warranty made (or deemed made) herein or in any other Credit Document by any Credit Party, or in any statement or certificate furnished by any Credit Party pursuant hereto or in connection with any Borrowing, proves untrue in any material respect as of the date of the making (or deemed making) thereof;

(e) The Company or any Subsidiary shall default in the payment when due, after any applicable grace period, of any Material Indebtedness (other than Material Indebtedness owed to the Company or a Subsidiary); or there shall occur any default or other event under any indenture, agreement or other instrument under which any Material Indebtedness is outstanding and such default or event shall result in the acceleration of the maturity or the required redemption or repurchase of such Material Indebtedness (or, in the case of any such Material Indebtedness under any Hedging Agreement, the early termination of or any required payment under such Hedging Agreement);

(f) any “reportable event” (as defined in ERISA) that constitutes grounds for the termination of any Plan by the PBGC, or for the appointment by an appropriate court of a trustee to administer or liquidate any Plan, or that could reasonably be expected to result in a Material Adverse Effect, shall have occurred and shall be continuing 30 days after written notice to such effect shall have been given to the Company by the Administrative Agent; or any Plan shall be terminated by the PBGC; or a trustee shall be appointed to administer any Plan; or the PBGC shall institute proceedings to administer or terminate any Plan; and in the case of any such event the aggregate amount of unfunded liabilities payable by the Company and the Subsidiaries under any affected Plan shall exceed (either singly or in the aggregate in the case of any such liability arising under more than one Plan) US$75,000,000; or the Company or any of its Subsidiaries or any member of the Controlled Group of any of them shall withdraw (completely or partially) from any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and the aggregate amount of the liability of the Company and its Subsidiaries to such plan under Title IV of ERISA shall exceed (either singly or in the aggregate in the case of any such liability arising under more than one such plan) US$75,000,000;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) The Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;

(i) one or more judgments for the payment of money in an aggregate amount in excess of US$75,000,000 (except to the extent covered by insurance as to which the insurer has acknowledged such coverage in writing) shall be rendered against the Company, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Material Subsidiary to enforce any such judgment;

(j) The Company shall fail to observe or perform any covenant, condition or agreement contained in Article IX, or the guarantee of the Company hereunder shall not be (or shall be claimed by the Company not to be) valid or in full force and effect; or

(k) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Company described in clause (g) or (h) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower Agent, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and the Borrowers; and in case of any event with respect to the Company described in clause (g) or (h) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and each other Borrower.

ARTICLE VIII

The Agents

In order to expedite the transactions contemplated by this Agreement, ABNAMRO is hereby appointed to act as Administrative Agent, on behalf of the Lenders. Each of the Lenders hereby irrevocably authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Credit Documents, together with such actions and powers as are reasonably incidental thereto.

Any Lender serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Lender and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or any Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Credit Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Credit Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Credit Documents, the Administrative Agent shall not have any duty to disclose, or be liable for the failure to disclose, any information relating to the Company or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Agent, a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document, (iv) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Credit Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it in good faith to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Credit Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs and the provisions of Section 10.03 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Administrative Agent, or, if the Administrative Agent shall have resigned, the Required Lenders, shall have the right (in consultation with, and with the consent of (unless an Event of Default has occurred and is continuing pursuant to clause (g) or (h) of Section 7.01), the Company, which shall not be unreasonably withheld) to appoint a successor. If no successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (in consultation with, and with the consent of (unless an Event of Default has occurred and is continuing pursuant to clause (g) or (h) of Section 7.01), the Company, which shall not unreasonably withhold such consent and which shall, if the retiring Administrative Agent shall so request, designate and approve a successor Administrative Agent) on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Guarantee

In order to induce the Lenders to extend credit to the Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations. The Company further agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each of the Company hereunder shall not be affected by (a) the failure of any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement or any other Credit Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other Credit Document; (d) the failure or delay of any Lender to exercise any right or remedy against any other guarantor of the Obligations; (e) the failure of any Lender to assert any claim or demand or to enforce any remedy under any Credit Document or any other agreement or instrument; (f) any default, failure or delay, wilful or otherwise, in the performance of the Obligations; or (g) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its guarantee hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Lender or the Administrative Agent to any balance of any deposit account or credit on the books of any Lender or the Administrative Agent in favor of the Company, any Borrower or Subsidiary or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Lender upon the bankruptcy or reorganization of the Company or any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Lender or the Administrative Agent may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent, for distribution to the Lenders or the Administrative Agent, as appropriate, in cash an amount equal the unpaid principal amount of such Obligation. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any legal prohibition, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Lender or the Administrative Agent, not consistent with the protection of its rights or interests, then, at the election of such Lender or the Administrative Agent, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify such Lender or the Administrative Agent against any losses or expenses (including losses or expenses resulting from fluctuations in exchange rates) that it shall sustain as a result of such alternative payment.

Upon payment in full by the Company of any Obligation of any Borrower, each Lender shall, in a reasonable manner, assign to the Company the amount of such Obligation owed to such Lender and so paid, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by the Company or make such disposition thereof as the Company shall direct (all without recourse to any Lender and without any representation or warranty by any Lender). Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrower to the Lenders (it being understood that, after the discharge of all the Obligations due and payable from such Borrower, such rights may be exercised by the Company notwithstanding that such Borrower may remain contingently liable for indemnity or other Obligations).

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Company, to it at Chaussée de Wavre 1789, B-1160 Brussels, Belgium, Attn. Malcolm Gilbert, Treasurer, (Telecopy No. 011-32-2663-9899;

(b) if to any Borrower, to it in care of the Company as provided in paragraph (a) above;

(c) if to the Administrative Agent, to Tom Van de Vyver (Telephone No. 011-32-2-54-60-259) and Boris Zivkovic (Telephone No. 011-32-2-54-60-295), Kanselarijstraat 17A, 1000 Brussels, Belgium (in each case, Telecopy No. 011-32-2-54-60-402;

(d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Credit Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders and, in the case of any other Credit Document, each applicable Borrower (or the Borrower Agent on behalf of such Borrower); provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable to any Lender hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby, (v) change Section 2.09(c) or (d) in a manner that would alter the pro rata reduction of the Commitments required thereby, without the written consent of each Lender affected thereby, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Credit Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vii) release the Company from its obligations under Article IX, in each case without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Company, the Required Lenders and the Administrative Agent if (A) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(c) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of the first proviso to Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (i) or (ii) below, to either:

(i) replace each such non-consenting Lender or Lenders with one or more assignees pursuant to, and with the effect of an assignment under, Section 2.19 so long as at the time of such replacement, each such assignee consents to the proposed change, waiver, discharge or termination; or

(ii) terminate such nonconsenting Lender’s Commitment (if such Lender’s consent is required as a result of its Commitment) and/or repay each outstanding Loan of such Lender that gave rise to the need to obtain such Lender’s consent, and pay all accrued interest, fees and other amounts through the date of such termination and/or repayment; provided that, unless the Commitments that are terminated and Loans that are repaid are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto.

Any such replacement or termination transaction described above shall be effective on the date notice is given of the relevant transaction and shall have a settlement date no earlier than five Business Days and no later than 90 days after the relevant transaction. Notwithstanding the foregoing, with respect to the Lender that is acting as the Administrative Agent, the Borrower shall not have the right to replace such Lender, terminate its Commitment or repay its Loans pursuant to this paragraph as a result of such Lender’s refusal to consent to any waiver, amendment or modification that would affect its rights and duties in its capacity as Administrative Agent.

SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent, in connection with the preparation and administration of the Credit Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent, and, if an Event of Default shall have occurred or shall be reasonably anticipated by the Administrative Agent, other counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of the rights of the Administrative Agent or Lender in connection with the Credit Documents, including its rights under this Section, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrowers shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than Excluded Taxes), including the reasonable and documented fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Credit Document or any agreement or instrument contemplated thereby, the performance by the parties to the Credit Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or a Credit Party); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the wilful misconduct or gross negligence of such Indemnitee or any of its directors, officers, employees or agents. The Borrowers and each Indemnitee agree that (i) such Indemnitee will contest any claim in respect of which indemnification is sought under this paragraph if requested by the Borrower Agent, in a manner reasonably directed by the Borrower Agent, with counsel selected by the Indemnitee and approved by the Borrower Agent, which approval shall not be unreasonably withheld or (ii) the Borrower Agent, upon the request of the Indemnitee, shall retain counsel reasonably satisfactory to the Indemnitee to represent the Indemnitee in any proceeding with respect to any such claim and shall pay as incurred the reasonable fees and expenses of such counsel related to such proceeding. In any such proceeding with respect to which the Indemnitee has requested the Borrower Agent to retain counsel, any Indemnitee shall have the right to retain its own counsel at its own expense, except that the Borrower Agent shall pay as they are incurred the reasonable fees and expenses of counsel retained by the Indemnitee if (y) the Borrower and the Indemnitee agree to the retention of such counsel or (z) the named parties to any such proceeding (including any impleaded parties) include both the Borrower and the Indemnitee and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. Any Indemnitee that proposes to settle or compromise any indemnified claim for which the Borrowers may be liable for payment of indemnity shall give the Borrower Agent written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Borrower Agent’s prior written consent, which consent shall not be unreasonably withheld; provided that nothing in this sentence or the preceding sentence shall restrict the right of any person to settle or compromise any claim for which indemnity would be otherwise available on any terms if such person waives its right to indemnity from the Borrowers in respect of such claim. The Borrower Agent will not, without the prior written consent of the applicable Indemnitee (which consent shall not be unreasonably withheld), settle any proceeding with respect to which the Indemnitee has requested the Borrower Agent to retain counsel unless such settlement includes an express, complete and unconditional release of such Indemnitee with respect to all claims asserted in such proceeding.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, neither the Company nor any Borrower shall assert, and each hereby waives, any claim against any Indemnitee for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor setting forth the amount and the nature of the expense or claim, as applicable.

(f) Notwithstanding the foregoing paragraphs, nothing in this Section shall require the Company or any other Borrower to indemnify the Administrative Agent or any Lender against or to reimburse the Administrative Agent or any Lender for any cost or reduction in amounts received that shall result from the Changes in Law or other matters addressed in Section 2.15, 2.16 or 2.17 and that shall be expressly excluded from the amounts for which the Company and the Borrowers are liable under such Sections.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or under any Borrowing Subsidiary Agreement (except as expressly provided herein) without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender (or an Affiliate of a Lender that is sufficiently creditworthy that there would be no reasonable doubt as to its ability to perform its obligations hereunder), each of the Borrower Agent and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than €5,000,000 unless each of the Borrower Agent and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of €3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower Agent otherwise required under this paragraph shall not be required if an Event of Default under clause (g) or (h) of Section 7.01 has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices in Brussels a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, the Administrative Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of any Borrower or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Credit Documents and to approve any amendment, modification or waiver of any provision of the Credit Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of and be subject to all the obligations of a Lender under Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower Agent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Sections 2.17(e) as though it were a Lender. The provisions of Section 2.19 shall apply to each Participant as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Bank, identified as such in writing from time to time by the Granting

Bank to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrowers pursuant to Section 2.01; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall be deemed to utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by the Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Bank makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Bank or to any financial institutions (if consented to by the Borrowers and Administrative Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans (but not relating to any Borrower, except with the Borrower Agent’s consent) to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC (and subject to the agreement of any such provider of any surety, guarantee or credit or liquidity enhancement to maintain the confidentiality of such information on substantially the terms set forth in Section 10.12).

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Credit Parties herein, in the other Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability. Any provision of any Credit Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of such Credit Document; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower (other than payroll accounts and trust accounts) against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement. The rights of each Lender under this Section are in addition to and shall not limit other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Company and each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Credit Document shall affect any right that any party to this Agreement may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

[(d) The Company hereby irrevocably designates, appoints and empowers The Corporation Trust Company having its address at 1209 Orange Street, Wilmington, DE 19801, Attn.: Secretary, as its process agent to receive for and on its behalf service of process in any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document.]

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01, and with respect to the Company, in paragraph (d) above. Nothing in this Agreement or any other Credit Document will affect the right of any party hereto or thereto to serve process in any other manner permitted by law.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality. The Administrative Agents and each of the Lenders agrees to maintain, and to cause its directors, officers, employees and agents to maintain, the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, subject to the delivery of notice of such required disclosure to the Borrower Agent in order that the Company or the Borrowers may have the opportunity to contest such disclosure or to seek one or more protective orders with respect thereto, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the written consent of any Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Borrower. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is publicly available or available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by a Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as a prudent Person engaged in the same business or following customary procedures for such business would accord to its own confidential information.

SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 10.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.15. Termination of Certain Covenants. Upon the occurrence of a Covenant Termination Date, Sections 6.02 and 6.03(b) shall terminate and be of no further force and effect; provided that if at any time after the occurrence of a Covenant Termination Date, the Leverage Ratio shall exceed 1.50:1.00, such Sections shall be automatically reinstated on the first date of delivery to the Administrative Agent of the consolidated financial statements indicating that the Leverage Ratio exceeds 1.50:1.00.

SECTION 10.16. USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WABCO HOLDINGS INC.,

by	/s/ Ulrich Michel
Name:	Ulrich Michel
Title:	Chief Financial Officer

ABN AMRO N.V., individually, as Administrative Agent,

by	/s/ Donald Sutton
Name:	Donald Sutton
Title:	Managing Director

by	/s/ Suneel S. Gill
Name:	Suneel S. Gill
Title:	Assistant Vice President

Wabco Holdings Inc.

364-Day Credit Agreement

Schedule 2.01: Commitments

Lender	Commitment
ABN AMRO Bank N.V.	€100,000,000
Total	€100,000,000

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